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                                                                      EXHIBIT 12


         Computation of Ratio of Earnings to Combined Fixed Charges and
                           Preferred Stock Dividends
                             (Dollars in thousands)


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                                                                             Three months ended            Six months ended
                                                                                  June 30,                      June 30,
                                                                            ---------------------         -------------------
                                                                             2002          2001            2002        2001
                                                                            -------       -------         -------     -------
Income before discontinued operations and extraordinary items               $14,405       $30,479         $26,844    $ 34,162

Add:
  Portion of rents representative of the interest factor                        169           197             362         396
  Minority interests                                                            754         1,630           1,570       2,240
  Loss on equity investment in joint venture                                      -          (199)              -        (418)
  Interest on indebtedness                                                   32,445        34,474          63,946      70,332
                                                                            -------       -------         -------    --------
  Earnings                                                                  $47,773       $66,581         $92,722    $106,712
                                                                            =======       =======         =======    ========
Fixed charges and preferred stock dividend:
  Interest on indebtedness                                                  $32,445       $34,474         $63,946     $70,332
  Capitalized interest                                                           93           911             730       1,679
  Portion of rents representative of the interest factor                        169           197             362         396
                                                                            -------       -------         -------    --------
     Fixed charges                                                           32,707        35,582          65,038      72,407
                                                                            -------       -------         -------    --------

Add:
  Preferred stock dividend                                                    6,875         8,590          13,751      17,653
                                                                            -------       -------         -------    --------
     Combined fixed charges and preferred stock dividend                    $39,582       $44,172         $78,789    $ 90,060
                                                                            =======       =======         =======    ========
Ratio of earnings to fixed charges                                             1.46x         1.87x           1.43x       1.47
Ratio of earnings to combined fixed charges and preferred stock dividend       1.21x         1.51x           1.18x       1.18
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